Exhibit 99.1

ALTA MESA ANNOUNCES INITIAL 2019 OUTLOOK; REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Houston, Texas - February 25, 2019 - Alta Mesa Resources, Inc. (NASDAQ: AMR, “Alta Mesa Resources” or the “Company”) today announced its 2019 outlook, preliminary fourth quarter 2018 production and volume results and certain other full year 2018 unaudited financial and operational results for its subsidiaries, Alta Mesa Holdings, LP ("Alta Mesa Upstream") and Kingfisher Midstream, LLC ("Kingfisher Midstream"). The previously announced call for tomorrow at 4 p.m. Central time will be rescheduled and held after the Annual Report on Form 10-K for the year ended December 31, 2018 (the "Annual Report") has been filed. Additionally, an updated investor presentation has been posted to the Company’s website at www.altamesa.net.
Key Updates:

•	2019 upstream capital program of $190 to $210 million is expected to deliver full year 2019 average production of 29,500 to 31,500 BOE per day (45% oil, 70% liquids)

•	2019 midstream capital program of $55 to $60 million is expected to deliver $55 to $60 million of 2019 Kingfisher Midstream Adjusted EBITDA (See “Non-GAAP and Other Financial Information” below)

•	Q4-18 net production was approximately 37,600 BOE per day (50% oil, 73% liquids) and December net production was approximately 39,100 BOE per day (50% oil, 74% liquids)

•	Year-end 2018 proved reserves were 158 MMBOE (44% Proved Developed)

James Hackett, Executive Chairman of the Board and Interim Chief Executive Officer of the Company commented: “The Company has been diligent in reducing activity levels and taking the initial steps to right-size the cost structure for the current commodity environment and business outlook. We’ve set an initial capital plan that will allow us to test the spacing of infill wells that we think will provide a better optimized balance of returns and drilling inventory going forward. The plans announced today are flexible and can be accelerated or reduced as results and commodity prices dictate.”
2019 Outlook:
Alta Mesa Upstream 2019 Outlook:
Alta Mesa Upstream entered 2019 with six rigs actively working but reduced the active rig count to zero by the end of January. Year-to-date in 2019, Alta Mesa Upstream has brought eight wells on production. These came on production during January and February as completions activity focused on wells that were in process at year-end 2018. We have identified an additional 16 drilled and uncompleted wells that we intend to have on production by the end of the second quarter of 2019. In late February, Alta Mesa Upstream began taking steps to resume drilling operations. Alta Mesa Upstream expects to utilize two rigs for March, April and May of 2019 and three rigs from June through December of 2019. The capital forecasts and production outlook in the table below reflect these assumptions. The Company continues to monitor well costs, well productivity and commodity prices and has significant flexibility to modify the drilling plans going forward. The overhead guidance below does not reflect any potential severance or other costs associated with our recent reduction in force.
2019 upstream activity will be focused on drilling and completing wells at a density of four to five wells per section. Alta Mesa Upstream will target drilling three infill wells in sections with an existing unit well and five wells in sections with no wells yet drilled. The drilling and completion designs for 2019 are targeting $3.2 to $3.5 million per developed well. The lower costs compared to 2018 will be driven by returning to gas lift as the primary lift method, reverting to a completions design more in line with our

2017 well designs, which had fewer stages, and capturing service cost savings from the re-bidding of services in the current market.

Alta Mesa Upstream Guidance	2019E
Net Production	29,500 - 31,500 BOE/d
Lease Operating and Workover Expense	$7.50 - $8.50 / BOE
Marketing and Transportation Expense	$5.10 - $5.70 / BOE
Production Tax	5% - 6% of Revenues
Upstream Overhead - G&A	~$4 million / month
Upstream Capital Expenditures	$190 - $210 million
Kingfisher Midstream 2019 Outlook:
The 2019 outlook for Kingfisher Midstream is based on the expected activities of Alta Mesa Upstream and third-party customers already under contract. Kingfisher Midstream expects such third-parties to utilize an average of two to three rigs on the dedicated acreage. Capital for 2019 will be focused on well connects and plant upgrades that will provide incremental value to upstream customers with regards to liquids sales points. Kingfisher Midstream has made the decision to suspend future investments in Cimarron Express Pipeline, LLC (“Cimarron Express”). The anticipated volumes from the currently dedicated acreage, and the resultant project economics, do not support additional investment in Cimarron Express at this time. The midstream capital guidance below, assumes no further investment in the project. The overhead guidance below does not reflect any potential severance or other onetime costs associated with our recent reduction in force. See "Non-GAAP Financial and Other Information " below for further discussion of 2019 Estimated Adjusted Midstream EBITDA.

Kingfisher Midstream Guidance	2019E
System Gas Volumes	110 - 120 MMcf/d
Produced Water Volumes	70,000 - 80,000 Bbls/d
Crude Oil Volumes	6,000 - 6,500 Bbls/d
Plant Operating Expense	~$0.30 / MMBTU
Gathering, Processing and Transportation Expense	~$700,000 / month
Water Operating Expense	~$0.37 / Bbl
Midstream Overhead - G&A	~$1 million / month
Adjusted Midstream EBITDA	$55 - $60 million
Midstream Capital Expenditures	$55 - $60 million
Preliminary Fourth Quarter and Full Year 2018 Results:
Preliminary Q4-18 Operating Results:
In the fourth quarter, Alta Mesa Upstream drilled 47 wells and brought 51 wells onto production. Of the wells brought onto production, nine were funded under the joint development agreement with BCE-STACK Development LLC. Volumes for the quarter are summarized on the table below.

Q4-18 Alta Mesa Upstream Net Production	Total	Per Day
Oil	1,723 MBbl	18,700 Bbl
NGL	806 MBbl	8,800 Bbl
Gas	5,605 MMcf	60,900 Mcf
Total	3,463 MBOE	37,600 BOE

Kingfisher Midstream’s fourth quarter volumes are summarized in the table below. The produced water volumes reflect the average since the system was purchased by Kingfisher Midstream in November 2018.

Q4-18 Kingfisher Midstream Volumes	Total	Per Day
System Gas Volumes
Alta Mesa	9,316 MMcf	101 MMcf
Third Party	2,088 MMcf	23 MMcf
Total System Gas Volumes	11,404 MMcf	124 MMcf
Produced Water Volumes	5,320 MBbl	100,370 Bbl
Crude Oil Volumes	546 MBbl	5,936 Bbl

Preliminary 2018 Capital Spending:
Capital expenditures incurred for Alta Mesa Resources were $782 million for February 9, 2018 through December 31, 2018 (the “Successor Period”). $695 million and $87 million of those capital expenditures were for Alta Mesa Upstream and Kingfisher Midstream respectively. These capital expenditure figures do not include $98 million associated with Kingfisher Midstream’s acquisition of the produced water business from Alta Mesa Upstream during Q4-18. Alta Mesa Upstream also incurred capital expenditures of $43 million from January 1, 2018 through February 8, 2018 (the “Predecessor Period”). In total for 2018, Alta Mesa Upstream capital expenditures were $738 million.
Balance Sheet Update:
As of December 31, 2018, Alta Mesa Resources had debt with a total face value of $835 million and cash of $27 million. Alta Mesa Upstream’s total debt was $661 million, comprised of $161 million drawn on the its credit facility and $500 million of senior notes. Kingfisher Midstream’s total debt was $174 million comprised entirely of borrowings under its credit facility. The current face value of total debt for Alta Mesa Resources is $961 million. Since year-end, Alta Mesa Upstream has borrowed an additional $117 million under its credit facility, bringing total borrowings under that facility to $278 million. Kingfisher Midstream has borrowed an additional $9 million since year-end bringing its total borrowings to $183 million. We made the incremental borrowings in 2019 principally based on the reduction in negative working capital attendant to the ramp down near year-end 2018. As of December 31, 2018, Alta Mesa Upstream and Kingfisher Midstream were in compliance with the financial covenants contained in their respective debt agreements.
Year-End 2018 Reserves:
Alta Mesa Upstream’s year-end 2018 total estimated proved reserves were 158 MMBOE, a 13% reduction from year-end 2017. The proved reserves were 44% proved developed and 67% liquids, when computed on a percentage of total estimated proved reserves. The reduction in proved reserves was driven primarily by revisions to the assumptions around the recovery for proven undeveloped drilling locations.
Corporate Items:

Alta Mesa Resources has determined that it had an ineffective internal control over financial reporting due to an identified material weakness in both the design of its controls and the execution of its control procedures. As a result of this determination, the Company is performing extensive additional analyses and other procedures to ensure that its consolidated financial statements to be included in the Annual Report are prepared in accordance with US GAAP. Accordingly, the Company expects it will need to file a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission indicating a delay in the filing of its Annual Report. The extension period provided by Form 12b-25 will give the Company until March 18, 2019 to file its Annual Report. While the Company is targeting that timeframe, there can be no assurance that the Company will complete the preparation and filing of the Annual Report within the extension period.
Alta Mesa Resources expects to record material, non-cash asset impairment charges to both of its upstream and midstream segments in the fourth quarter of 2018. The Company does not expect the impairment charge to have any impact on future operations, its liquidity, cash flows from operating activities, or affect compliance with provisions set forth in its debt instruments. The impairment charge will reduce future depreciation, depletion and amortization expense. The impairment expense is estimated to be approximately $2.0 billion for the upstream segment and approximately $1.1 billion for the midstream segment.
The Company did not complete any repurchases under its previously announced $50 million share repurchase program during the fourth quarter of 2018. Repurchases are done at the Company's discretion in accordance with applicable securities laws from time to time in open market or private transactions.
Safe Harbor Statement and Disclaimer:
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including but not limited to, Alta Mesa Resources’ fourth quarter and year-end financial and operating results, 2019 outlook and guidance, including estimates with respect to capital budget, drilling plans, timing and amount of future production, throughput and produced water volumes, expenses, cost reductions, overhead and EBITDA, the timing of the filing of the Company’s Annual Report on Form 10-K, anticipated impairments and the impacts of those impairments, strategy, future operations, financial position, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “plan”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa Resources' current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Alta Mesa Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, operating results, environmental risks, weather risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Information concerning these and other factors can be found in Alta Mesa Resources' filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC's web site at http://www.sec.gov. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa Resources’ actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, Alta Mesa Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
Non-GAAP and Other Financial Information:
This press release includes 2019 Estimated Adjusted Midstream EBITDA, which represents a current estimate of Kingfisher Midstream’s 2019 net income adjusted to exclude interest expense, income taxes, depreciation and amortization, as well as other adjustments. This is a forward-looking financial measure that is not presented in accordance with generally accepted accounting principles (“GAAP”). This non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure that would be presented in accordance with GAAP in Alta Mesa Resources’ income statement. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. Alta Mesa Resources’ non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. This forward-looking non-GAAP financial measure is intended to provide additional information to investors regarding Alta Mesa Resources’ current expectations surrounding the future outlook of the business. The Company does not attempt to reconcile this measure with the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments identified above, the amounts of which could be material.
Historic and future upstream production and reserves are reported assuming full ethane recovery of barrels. Actual NGL barrels recovered may vary based on optimization of economic recovery.
About Alta Mesa Resources:
Alta Mesa Resources, Inc. is an independent energy company focused on the development and acquisition of unconventional oil and gas reserves in the Anadarko Basin in Oklahoma, and through Kingfisher Midstream, LLC, provides best-in-class midstream energy services, including crude oil and gas gathering, processing and marketing and produced water disposal to producers in the STACK play.
Investor Relations Contact:
Email: IR@altamesa.net
Phone: 281-943-5597